EX-99.B15(g)

                                NATIONS FUND TRUST

                            SHAREHOLDER ADMINISTRATION
                        PLAN ("PLAN") FOR PRIMARY B SHARES


      Section 1. Each of the proper officers of Nations Fund Trust (the "Trust") is authorized to execute and deliver, in the name and on behalf of the Trust, written agreements based substantially on the form attached hereto as Appendix A or any other form duly approved by the Trust's Board of Trustees ("Agreements") with broker/dealers, banks and other financial institutions that are dealers of record or holders of record or which have a servicing relationship with the beneficial owners of Primary B Shares ("Servicing Agents") in certain of the Trust's Funds (as listed on Exhibit I) offering such shares provided that any material modifications of services listed in the Agreement shall be presented for approval or ratification by the Trustees at the next regularly scheduled Board Meeting. Pursuant to such Agreements, Servicing Agents shall provide shareholder support services as set forth therein to their clients who beneficially own Primary B Shares of the Funds in consideration of a fee, computed monthly in the manner set forth in the applicable Fund's then current prospectus, at an annual rate of up to 0.60% of the average daily net asset value of the Primary B Shares beneficially owned by or attributable to such clients, provided that in no event may the portion of such fee that constitutes a "service fee," as that term is defined in Article III, Section 26(b)(9) of the Rules of Fair Practice of the National Association of Securities Dealers, Inc., exceed 0.25% of the average daily net asset value of such Primary B Shares of a Fund. Affiliates of the Trust's distributor, administrator, co-administrator and adviser are eligible to become Servicing Agents and to receive fees under this Plan. All expenses incurred by a Fund in connection with the Agreements and the implementation of this Plan shall be borne entirely by the holders of the Primary B Shares of the particular Fund involved. If more than one Fund is involved and these expenses are not directly attributable to Primary B Shares of a particular Fund, then the expenses may be allocated between or among the Primary B Shares of the Funds in a fair and equitable manner.

      Section 2. The Trust's administrator and/or co-administrator shall monitor the arrangements pertaining to the Trust's Agreements with Servicing Agents. The Trust's administrator and co-administrator shall not, however, be obligated by this Plan to recommend, and the Trust shall not be obligated to execute, any Agreement with any qualifying Servicing Agents.

      Section 3. So long as this Plan is in effect, the Trust's distributor shall provide to the Trust's Board of Trustees, and the Trustees shall review, at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which such expenditures were made.

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      Section 4. Unless sooner terminated, this Plan shall continue in effect for a period of one year from its date of execution and shall continue thereafter for successive annual periods, provided that such continuance is specifically approved by a majority of the Board of Trustees, including a majority of the Trustees who are not "interested persons," as defined in the Investment Company Act of 1940 (the "Act"), of the Trust and have no direct or indirect financial interest in the operation of this Plan or in any Agreement related to this Plan (the "Disinterested Trustees") cast in person at a meeting called for the purpose of voting on this Plan.

      Section 5. This Plan may be amended at any time with respect to any Fund by the Trust's Board of Trustees, provided that any material amendment of the terms of this Plan (including a material increase of the fee payable hereunder) shall become effective only upon the approvals set forth in Section 4.

      Section 6. This Plan is terminable at any time with respect to any Fund by vote of a majority of the Disinterested Trustees.

      Section 7. While this Plan is in effect, the selection and nomination of the Disinterested Trustees shall be committed to the discretion of such Disinterested Trustees.

      Section 8. To the extent that any portion of the fees payable under the Agreements is deemed to be for services primarily intended to result in the sale of Fund shares, such fees are deemed approved and may be paid pursuant to the Plan and in accordance with Rule 12b-1 under the Act, provided that the Agreements, to the extent they are deemed to relate to services primarily intended to result in the sale of Fund shares, are approved and otherwise treated in all respects as agreements related to the Plan.

      Section 9. The Trust will preserve copies of this Plan, Agreements, and any written reports regarding this Plan presented to the Board of Trustees for a period of not less than six years.

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                                                                  EXHIBIT I

                                NATIONS FUND TRUST


 Nations Value Fund
 Nations Capital Growth Fund
 Nations Emerging Growth Fund
 Nations Equity Index Fund
 Nations Managed Index Fund
 Nations Managed SmallCap Index Fund
 Nations Managed Value Index Fund
 Nations Managed SmallCap Value Index Fund
 Nations Disciplined Equity Fund
 Nations Marsico Focused Equities Fund
 Nations Marsico Growth & Income Fund
 Nations Balanced Assets Fund
 Nations Short-Term Income Fund
 Nations Short-Intermediate Government Fund
 Nations Strategic Fixed Income Fund
 Nations Diversified Income Fund

 Dated:       June 4, 1997
 Last Amended:August 7, 1998

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